Ex-14 Code of Ethics

Exhibit 14

NET 1 APPLIED TECHNOLOGIES
SOUTH AFRICA LIMITED
("APLITEC")

CODE OF ETHICS

1. INTRODUCTION

1.1	Policy

NET1 APPLIED TECHNOLOGY HOLDINGS LIMITED and all its divisions (collectively referred to in  this document as "APLITEC") are committed to a policy of fair dealing and integrity in the conduct of  their business. This commitment, which is actively endorsed by the Board of Directors of APLITEC, is  based on a fundamental belief that business should be conducted honestly, fairly and legally. APLITEC  expects all employees to share its commitment to high moral, ethical and legal standards.

1.2	Understanding the Code

This document outlines APLITEC's Code of Ethics, which applies equally to all employees and other  representatives of APLITEC. The term employees has been used in the broadest sense and includes: all  staff with whom a service contract exists, including; management, non-management, directors, contractors,  consultants and temporary staff. The code is designed to inform employees of policies in various areas.  Please study the code carefully so that you understand APLITEC's expectations and your obligations.

Compliance with the code by all employees is mandatory. If employees become aware of, or suspect a  contravention of the code, they must promptly and confidentially advise their line manager, the Human  Resources Manager or Internal Audit. The matter will be investigated and dealt with according to the  APLITEC's Disciplinary Code of Conduct.

If employees are in doubt about the application of the code, they should discuss the matter with their line manager, the Human Resources Manager, or the Internal Audit Department.

2. COMPLIANCE WITH LAWS AND REGULATIONS

Employees must comply with all applicable laws and regulations, which relate to their activities for and on behalf of APLITEC. APLITEC will not condone any violation of the law or unethical business dealing by any employee, including any payment for, or other participation in an illegal act, such as bribery.

Employees must ensure that their conduct cannot be interpreted as being in any way in contravention of applicable laws and regulations governing the operations of APLITEC.

3. CONFLICT OF INTEREST

Employees are expected to perform their duties conscientiously, honestly and in accordance with the best interests of APLITEC to optimise business objectives.

Employees must not use their positions, or knowledge gained through their employment with APLITEC, for private or personal advantage or in such a manner that a conflict or an appearance of conflict arises between APLITEC's interest and their personal interests. A conflict could arise where an employee's family, or a business with which the employee or family is associated obtains a gain, advantage or profit by virtue of the employee's position with APLITEC or knowledge gained through that position.

If employees feel that a course of action which they have pursued, are pursuing or are contemplating pursuing, may involve them in a conflict of interest situation or a perceived conflict of interest situation, they should immediately make all the facts known to the person to whom they report and the Human Resources Manager, or Internal Audit if appropriate to do so.

3.1

Outside Activities, Employment and Directorships

We all share a very real responsibility to contribute to our local communities, and APLITEC encourages employees to participate in religious, charitable, educational and civic activities.

Employees should, however, avoid acquiring any business interest or participating in any activity outside APLITEC which would create, or appear to create:

a)	an excessive demand upon their time, attention and energy which would deprive APLITEC of their best efforts on the job; or
b)	a conflict of interest – that is, an obligation, interest or distraction which would interfere or appear to interfere with the independent exercise of judgement in APLITEC's best interest.

Employees may not take up outside employment without the prior approval of the Human Resources Manager.

Employees who hold, or have been invited to hold, outside directorships should take particular care to  ensure compliance with all provisions of this Code. When outside business directorships are being  considered, prior approval must be obtained from the Chief Executive of APLITEC or Executive Director  responsible for the division.

3.2	Relationships with Clients, Customers and Suppliers

APLITEC recognizes that relationships with clients, customers and suppliers give rise to many potential  situations where conflict of interest, real or perceived, may arise. Employees should ensure that they are  independent, and are seen to be independent, from any business organisation having a contractual  relationship with APLITEC or providing goods or services to APLITEC, if such a relationship might  influence or create the impression of influencing their decisions in the performance of their duties on  behalf of APLITEC. In such circumstances, employees should not invest in, or acquire a financial interest,  directly or indirectly, in such an organisation.

3.3	Gifts, Hospitality and Favours

Conflicts of interest can arise where employees are offered gifts, hospitality or other favours which might,  or could be perceived to influence their judgement in relation to business transactions such as the placing  of orders and contracts.

An employee should not accept gifts, hospitality or other favours from suppliers of goods or services. However, the acceptance of the following would not be considered contrary to such policy:

	a)	advertising matter of limited commercial value;
	b)	occasional business entertaining such as lunches, cocktail parties or dinners; and
	c)	occasional personal hospitality such as tickets to sporting events or theatres.

Any bribe or attempted bribe must be reported to the employee's line manager as soon as possible. It is the intention that dealings with any supplier which offers bribes will be terminated.

Certain functions or operating areas may have more detailed rules governing the receipt of gifts, hospitality or other favours.

In addition, no bribes of any kind should be made by any APLITEC employee to any customer or potential customer to secure business.

Providing the occasional gifts to customers, as set out below, would not be considered contrary to such a policy:

	a)	advertising matter of limited commercial value;
	b)	occasional business entertaining such as lunches, cocktail parties or dinners; and
	c)	occasional personal hospitality such as tickets to sporting events or theatres.

3.4	Personal Investments

APLITEC respects the right of all employees to make personal investment decisions as they see fit, as long  as these decisions do not contravene the conflict of interest provisions of this code, any applicable  legislation, or any policies or procedures established by the various operating areas of APLITEC, and  provided these decisions are not made on the basis of material non-public information acquired by reason  of an employee's connection with APLITEC. Employees should not permit their personal investment transactions to have priority over transactions for APLITEC and its clients.

When considering the application of this section, employees should ensure that no investment decision  made for their own account could reasonably be expected to influence adversely their judgement or  decisions in the performance of their duties on behalf of APLITEC. In addition, employees who are in  possession of material non-public information shall not use this information themselves nor pass such  information on to others for their use.

Employees involved in performing investment activities on behalf of APLITEC and those who by the  nature of their duties or positions are exposed to price-sensitive information relating to APLITEC are  subject to additional rules governing personal investments. These may be imposed by the Companies Act,  the Stock Exchange, Banks Act, Financial Services Board, Securities Regulation Panel and other  regulatory bodies, industry associations and management. The rules include requirements for employees  to:

	a)	obtain prior approval for, and to report on, their personal investment activity and the investment activity of those persons with whom they have a close relationship; and
	b)	refrain from dealing in the shares of entities that APLITEC deals with during certain restricted periods, as well as APLITEC subsidiaries and associates.

3.5	Remuneration

No employee may receive commissions or other remuneration related to the sale of any product or service  of APLITEC except as specifically provided under an individual's terms of employment or as specifically  agreed with management.

Employees may not receive any money or any thing of value (other than APLITEC's regular remuneration  or other incentives), either directly or indirectly, for negotiating, procuring, recommending or aiding in any  transaction made on behalf of APLITEC, nor have any direct or indirect financial interest in such a  transaction.

4. EMPLOYMENT EQUITY

APLITEC supports employment equity in the work place which seeks to identify, develop and reward each employee who demonstrates the qualities of individual initiative, enterprise, hard work and loyalty in their job.

All employees have the right to work in an environment which is free from any form of discrimination, directly or indirectly, on any arbitrary ground, including, but not limited to race, gender, sex, ethnic or social origin, colour, sexual orientation, age, disability, religion, conscience, belief, political opinion, culture, language, marital status or family responsibility. An employee should report any cases of actual or suspected discrimination to their line manager or the Human Resources Manager.

Employees with illness or disabilities may continue to work, provided that they are able to continue to perform satisfactorily the essential duties of their jobs and do not present a safety or health hazard to themselves or others.

5. ENVIRONMENTAL RESPONSIBILITY

5.1	Health and Safety

APLITEC is committed to taking every reasonable precaution to ensure a safe work environment for all employees.

Employees who become aware of circumstances relating to APLITEC‘s operations or activities which pose  a real or potential health or safety risk should report the matter to their line manager and the Human  Resources Manager.

5.2

Environmental Management

APLITEC is committed to developing operating policies to address the environmental impact of its business activities by integrating pollution control, waste management and rehabilitation activities into operating procedures. Employees should give appropriate and timely attention to environmental issues.

6. POLITICAL SUPPORT

APLITEC accepts the personal participation of its employees in the political process and respects their right to absolute privacy with regard to personal political activity. APLITEC will not attempt to influence any such activity provided there is no disruption to workplace activities and it does not contribute to industrial unrest.

APLITEC funds, goods or services, however, may not be used as contributions to political parties or their candidates, and APLITEC facilities must not be made available to candidates or campaigns, unless specifically authorized.

7. APLITEC'S FUNDS AND PROPERTY

APLITEC has developed a number of internal controls to safeguard its assets and imposes strict standards to prevent fraud and dishonesty. It is every employee's responsibility to implement, maintain and enhance the effectiveness of the control environment in which they operate. All employees who have access to APLITEC‘s funds in any form must at all times follow prescribed procedures for recording, handling and protecting such funds. Operating areas may implement policies and procedures relating to the safeguarding of APLITEC property, including computer software.

Employees must at all times ensure that APLITEC's funds and property are used only for legitimate APLITEC business purposes. Where an employee requires APLITEC funds to be spent, it is the employee's responsibility to use good judgement on APLITEC's behalf and to ensure that appropriate value and authorisation is received for such expenditure.

If employees become aware of any evidence that APLITEC funds or property may have been used in a fraudulent or improper manner they should immediately and confidentially advise APLITEC as set out in the contravention of the code section of this document.

8. APLITEC's RECORDS

Accurate and reliable records of many kinds are necessary to meet APLITEC's legal and financial obligations and to manage the affairs of APLITEC.

APLITEC's books and records should reflect all business transactions in an accurate and timely manner. Undisclosed or unrecorded revenues, expenses, assets or liabilities are not permissible, and the employees responsible for accounting and record-keeping functions are expected to be diligent in enforcing proper practices.

9. DEALING WITH OUTSIDE PERSONS AND ORGANISATIONS

9.1	Prompt Communications

APLITEC strives to achieve complete, accurate and timely communications with all parties with whom it  conducts business, as well as government authorities and the public. In addition, prompt and effective  internal communication is encouraged.

A prompt, courteous and accurate response should be made to all reasonable requests for information and  other client communications. Any complaints should be dealt with in accordance with internal procedures  established by various operating areas of APLITEC and applicable laws.

9.2	Media Relations

In addition to everyday communications with outside persons and organisations, APLITEC will, on occasion, be asked to express its views to the media on certain issues.

When communicating publicly on matters that involve APLITEC business, employees must not presume to  speak for APLITEC on any matter, unless they are certain that the views they express are those of  APLITEC, and it is APLITEC's desire that such views be publicly disseminated. Employees approached  by the media should immediately contact the department or individual responsible for corporate  communications.

An employee, when dealing with anyone outside APLITEC, including public officials, must take care not  to compromise the integrity or damage the reputation of any outside individual, business, or government  body, or that of APLITEC.

As a general rule, APLITEC's position on public policy or industry issues will be dealt with by senior  management of APLITEC and existing policies in this regard must be adhered to. The text of the articles  for publication, public speeches and addresses about APLITEC and its business should be reviewed in  advance with the individual responsible for public relations.

Employees should separate their personal roles from APLITEC's position when communicating on matters  not involving APLITEC business. They should be especially careful to ensure that they are not identified with APLITEC when pursuing personal or political activities, unless this identification has been  specifically authorised in advance by APLITEC.

10. PRIVACY AND CONFIDENTIALITY

In the regular course of business, APLITEC accumulates a considerable amount of information.  The following principles are to be observed:

10.1	Obtaining and Safeguarding Information

Information necessary for APLITEC's business should be reliable, accurate and its confidentiality  maintained. When personal information is needed, wherever possible, it should be obtained directly from  the person concerned. Only reputable and reliable sources should be used to supplement this information.

Information should only be retained as long as it is needed or as required by law, and it is every employee's responsibility to ensure that such information is physically secured and protected.

10.2	Access to Information

Any information with respect to any product, plan or business transaction of APLITEC, or personal  information regarding employees, including their salaries, must be kept strictly confidential and must not  be disclosed or used for improper purposes by any employee unless and until proper authorisation for  such disclosure has been obtained. Once authorisation has been obtained, all information required by  stakeholders either on request or due to statutory requirements must be accurately disclosed. In addition,  operating areas may implement polices and procedures to prevent improper transmission within  APLITEC of material non-public information.

11. OBLIGATIONS OF EMPLOYEES

All employees must perform their duties diligently, effectively and efficiently, and in particular:

a)	support and assist APLITEC to fulfil its commercial and ethical obligations and objectives as set out in this Code;

b)	avoid any waste of resources, including time;

c)	be committed to improve productivity, achieve the maximum quality standards, reduce ineffectiveness, and avoid unreasonable disruption of activities at work;

d)	commit to honouring their agreed terms and conditions of employment;

e)	not act in any way that may jeopardise the shareholders rights to a reasonable return on investment;

f)	act honestly and in good faith at all times and report any harmful activity they observe in the workplace;

g)	recognise fellow employees rights to freedom of association and not intimidate fellow employees;

h)	pay due regard to environmental, public health and safety conditions in and around the workplace; and

i)	act within their powers and not carry on the business of APLITEC recklessly.